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Exhibit (a)(1)(J)

J.P. Morgan	BofA Merrill Lynch

Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Jos. A. Bank Clothiers, Inc.
at
$63.50 Net Per Share
by
Java Corp.
a wholly owned subsidiary of
The Men's Wearhouse, Inc.

February 24, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Java Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of The Men's Wearhouse, Inc., a Texas corporation ("MW"), to act as Dealer Managers in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Jos. A. Bank Clothiers, Inc., a Delaware corporation ("JOSB"), at a price of $63.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the "Offer to Purchase") dated February 24, 2014, and the related Amended and Restated Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Amended Offer"). The Amended Offer amends and restates the Offer to Purchase dated January 6, 2014 and the related letter of transmittal that accompanied such Offer to Purchase (which together, as amended by the Amended Offer, constitute the "Offer").

        Consummation of the Offer is conditioned upon, among other things, (i) the Membership Interest Purchase Agreement, dated as of February 13, 2014, by and among JOSB, Everest Topco LLC, a portfolio company of Golden Gate Private Equity, Inc., and Everest Holdings LLC, being terminated in accordance with its terms or such other terms as may be satisfactory to MW in its reasonable discretion, (ii) the board of directors of JOSB having redeemed the preferred share purchase rights associated with the Shares or the Purchaser being satisfied, in its sole discretion, that such preferred share purchase rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as described in the Offer), (iii) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, together with the Shares then owned by MW and its subsidiaries, represents at least ninety percent (90%) of the total number of Shares outstanding on a fully diluted basis, (iv) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer or the Proposed Merger on antitrust grounds, as described in the Offer, and (v) JOSB not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser's or MW's ability to acquire the Shares or JOSB or otherwise diminishing the expected value to MW of the acquisition of JOSB.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Amended and Restated Offer to Purchase dated February 24, 2014;

        2.     Amended and Restated Letter of Transmittal, for your use and for the information of your clients;

        3.     Amended and Restated Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

        4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     IRS Form W-9; and

        6.     Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 12, 2014, UNLESS THE OFFER IS EXTENDED.

        STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED (YELLOW) LETTER OF TRANSMITTAL OR (GREY) NOTICE OF GUARANTEED DELIVERY NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE OFFER PRICE OF $63.50 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, IF SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE, IF SUCH PROCEDURE WAS UTILIZED.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on March 12, 2014.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan	BofA Merrill Lynch

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF JAVA CORP., THE MEN'S WEARHOUSE, INC., THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(J)